SYMBOLLON ANNOUNCES RESIGNATIONS OF EXECUTIVE OFFICERS OVER CONTRACT ISSUES
Company intends to rehire executives at the start of New Year

FRAMINGHAM, MASSACHUSETTS, December 30, 2005 -- Symbollon Pharmaceuticals, Inc. (OTCBB: SYMBA) today announced that Paul C. Desjourdy, its Chief Executive Officer, Chief Financial Officer and President, and Jack H. Kessler, its Chief Scientific Officer, have resigned from their employment with the Company effective immediately. The decision of both officers to tender their resignations was based on their current contractual relationship with the Company. Pursuant to the Company’s executive loan program in January 2001 each executive exercised certain stock options by borrowing the necessary funds from the Company. These loans are payable on December 31, 2005. Under certain conditions if the executives terminate employment prior to December 31, 2005, then the sole recourse for payment of the loans would be the return of the stock to the Company which was received by the executives upon exercise of the stock options funded by the loans. In order to invoke this repayment provision, the executives have resigned effective today.

“Given the current financial situation of the Company, the Board of Directors felt that it was not appropriate to utilize the resources of the Company to assist the executive officers in the repayment of these loans,” stated Richard Maradie, the Chairman of the Compensation Committee of Symbollon. “The executives have decided that it is in their best financial interest to return the shares of stock pledged in repayment of their loans. Unfortunately, in order to avail themselves of this repayment provision, the executives had to terminate their employment prior to year end. Effective on January 3, 2006 the Company intends to rehire the executives under new employment contracts. On behalf of the Board of Directors, we would like to apology for any concerns this series of events may cause our stockholders or other interested parties. The Board is confident that this series of events will have no effect on the operations of the Company.”

Symbollon Pharmaceuticals, Inc. (OTC: SYMBA) is a specialty pharmaceutical company focused on the development and commercialization of proprietary drugs based on its molecular iodine technology. Symbollon is conducting a Phase III clinical trial evaluating IoGen as a potential treatment for moderate to severe periodic pain and tenderness (clinical mastalgia) associated with fibrocystic breast disease (FBD). FBD is a condition that affects approximately 20 to 33 million women in the U.S., and there are approximately 7 to 13 million women suffering from clinical periodic mastalgia. The Company believes IoGen also may be useful in treating and/or preventing endometriosis, ovarian cysts, and premenopausal breast cancer. For more information about Symbollon, visit the company's website at http://www.symbollon.com.

This news release contains statements by the Company that involve risks and uncertainties and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties associated with whether (i) future clinical trial results will support the use of IoGen for the treatment of fibrocystic breast disease, (ii) the clinical data acquired from Mimetix Inc. will be acceptable exposure data for IoGen, (iii) Symbollon will be able to obtain the resources necessary to continue as a going concern, (iv) IoGen will successfully complete the regulatory approval process, (v) competitive products will receive regulatory approval, (vi) the Company’s ability to enter into new arrangements with corporate partners and (vii) such other factors as may be disclosed from time-to-time in the Company’s reports as filed with the Securities and Exchange Commission.